Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated June 3, 2024

Pricing Supplement Dated May __, 2024 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1A dated May 16, 2024

$ Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds, Due June 25, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Return Notes (the “Notes”) linked to the performance of an equally weighted basket (the “Basket”) consisting of 15 closed-end funds (each, a “Basket Underlier”) selected by Raymond James & Associates, Inc. (“Raymond James”), an agent participating in the offering of the Notes.

•	Return Potential with Principal at Risk — At maturity, the investor will receive a return based on the Basket Return, subject to the impact of the Note Adjustment Factor of 96.60% as described below. If the Final Basket Value is less than approximately 103.52% of the Initial Basket Value, at maturity, the investor will lose some or all of the principal amount of the Notes.

•	Variable Coupons — The investor will receive a Contingent Coupon on each quarterly Coupon Payment Date at a rate that reflects the weighted cash and non-cash distributions of the Basket Underliers, if any, over the relevant Coupon Calculation Period, subject to the impact of the Note Adjustment Factor and the other provisions described below.

•	Any payments on the Notes are subject to our credit risk.

•	The Notes will not be listed on any securities exchange.

CUSIP: 78015QKF7

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions(1)	2.00%	$
Proceeds to Royal Bank of Canada	98.00%	$

(1) We or one of our affiliates may pay varying selling concessions of up to $20.00 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In addition, we or one of our affiliates may pay Raymond James a licensing fee of up to $7.00 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $925.00 and $956.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds

KEY TERMS

The information in this “Key Terms” section is qualified by the more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Basket Underliers:	Basket Underlier	Bloomberg Ticker
	Advent Convertible and Income Fund (the “AVK Fund”)	AVK UN
	BlackRock Enhanced Equity Dividend Trust (the “BDJ Fund”)	BDJ UN
	BlackRock Multi-Sector Income Trust (the “BIT Fund”)	BIT UN
	BlackRock Science and Technology Trust (the “BST Fund”)	BST UN
	BlackRock Enhanced Capital & Income Fund, Inc. (the “CII Fund”)	CII UN
	Calamos Strategic Total Return Fund (the “CSQ Fund”)	CSQ UW
	The Gabelli Dividend & Income Trust (the “GDV Fund”)	GDV UN
	John Hancock Tax-Advantaged Dividend Income Fund (the “HTD Fund”)	HTD UN
	PGIM High Yield Bond Fund, Inc. (the “ISD Fund”)	ISD UN
	Virtus Equity & Convertible Income Fund (the “NIE Fund”)	NIE UN
	Cohen & Steers REIT and Preferred Income Fund, Inc. (the “RNP Fund”)	RNP UN
	Source Capital, Inc. (the “SOR Fund”)	SOR UN
	SRH Total Return Fund, Inc. (the “STEW Fund”)	STEW UN
	Columbia Seligman Premium Technology Growth Fund, Inc. (the “STK Fund”)	STK UN
	Tekla Healthcare Opportunities Fund (the “THQ Fund”)	THQ UN
Basket Weighting:	With respect to each Basket Underlier, 1/15
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date:	June 21, 2024
Initial Averaging Dates:*	June 21, 2024, June 24, 2024 and June 25, 2024
Issue Date:	June 26, 2024
Final Averaging Dates:*	June 17, 2026, June 18, 2026 and June 22, 2026 (the “Final Valuation Date”)
Maturity Date:*	June 25, 2026
Payment at Maturity:

The investor will receive on the Maturity Date per $1,000 principal amount of Notes:

$1,000 × (1 + Basket Return) × Note Adjustment Factor

If the Final Basket Value is less than approximately 103.52% of the Initial Basket Value, you will lose some or all of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

Note Adjustment Factor:	96.60%. The Note Adjustment Factor effectively reduces your exposure to the Basket to $966 per $1,000 principal amount of Notes.
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Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds
Basket Return:	The Basket Return, expressed as a percentage, is calculated using the following formula: Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × [1 + (the sum of, for each Basket Underlier, its Basket Underlier Return times its Basket Weighting)]
Basket Underlier Return:

With respect to each Basket Underlier, the Basket Underlier Return, expressed as a percentage, is calculated using the following formula:

Final Basket Underlier Value – Initial Basket Underlier Value
Initial Basket Underlier Value

Initial Basket Underlier Value:	With respect to each Basket Underlier, the arithmetic average of the closing values of that Basket Underlier on the Initial Averaging Dates
Final Basket Underlier Value:	With respect to each Basket Underlier, the arithmetic average of the closing values of that Basket Underlier on the Final Averaging Dates
Payment of Variable Coupons:

The investor will receive on each Coupon Payment Date per $1,000 principal amount of Notes a Variable Coupon calculated as follows:

$1,000 × Basket Distribution Return × Note Adjustment Factor

No Variable Coupon will be payable on a Coupon Payment Date if the amount calculated above is $0.

Basket Distribution Return:	With respect to each Coupon Payment Date, an amount equal to the sum of, for each Basket Underlier, its Basket Underlier Distribution Return for that Coupon Payment Date times its Basket Weighting
Basket Underlier Distribution Return:	With respect to each Coupon Payment Date, an amount equal to (a) the Basket Underlier Distribution Amount for the Coupon Calculation Period immediately preceding that Coupon Payment Date divided by (b) the Initial Basket Underlier Value for that Basket Underlier
Basket Underlier Distribution Amount:

With respect to each Basket Underlier and each Coupon Calculation Period, 100% of the gross cash value of all cash and non-cash distributions (including, without limitation, ordinary and extraordinary dividends, return of capital, capital gains distributions and other similar cash or non-cash distributions, but excluding any distribution that the Calculation Agent determines, in its sole discretion, is in connection with a reorganization event as defined in the accompanying product supplement) per share of that Basket Underlier with an ex-date on its primary U.S. securities exchange that occurs during that Coupon Calculation Period. The cash value of any non-cash distributions will be determined in the reasonable discretion of the Calculation Agent.

Notwithstanding the foregoing, for purposes of calculating the Basket Underlier Distribution Amount for a Basket Underlier and a Coupon Calculation Period:

•     any cash or non-cash distribution with an ex-date occurring on the second or third Initial Averaging Date will be reduced by 2/3 and 1/3, respectively;

•     any cash or non-cash distribution with an ex-date occurring on the second or third Final Averaging Date will be reduced by 1/3 and 2/3, respectively; and

•     if any cash or non-cash distribution is not paid as announced or declared, or is paid in a smaller amount, the Calculation Agent will adjust Variable Coupons as needed to reflect the actual amount received by holders of the Basket Underliers.

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Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds
Coupon Calculation Period:	The first Coupon Calculation Period will begin on and exclude the Trade Date and end on and include the first Coupon Calculation Date. Each subsequent Coupon Calculation Period will begin on and include the day following a Coupon Calculation Date and end on and include the next following Coupon Calculation Date.
Calculation Agent:	RBCCM

Coupon Calculation Dates*	Coupon Payment Dates*
September 23, 2024	September 26, 2024
December 23, 2024	December 27, 2024
March 21, 2025	March 26, 2025
June 23, 2025	June 26, 2025
September 22, 2025	September 25, 2025
December 22, 2025	December 26, 2025
March 23, 2026	March 26, 2026
June 22, 2026 (the Final Valuation Date)	June 25, 2026 (the Maturity Date)

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

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Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement, no adjustments will be made under “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement with respect to any cash or non-cash distribution on a Basket Underlier that is reflected in any Basket Underlier Distribution Amount for that Basket Underlier.

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HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Basket, based on the Note Adjustment Factor of 96.60%. The table and examples are only for illustrative purposes and may not show the actual return applicable to a purchaser of the Notes.

Hypothetical Basket Return	Payment at Maturity per $1,000 Principal Amount of Notes	Payment at Maturity as Percentage of Principal Amount
50.00%	$1,449.00	144.900%
40.00%	$1,352.40	135.240%
30.00%	$1,255.80	125.580%
20.00%	$1,159.20	115.920%
10.00%	$1,062.60	106.260%
5.00%	$1,014.30	101.430%
3.52%	$1,000.00	100.000%
1.00%	$975.66	97.566%
0.50%	$970.83	97.083%
0.00%	$966.00	96.600%
-5.00%	$917.70	91.770%
-10.00%	$869.40	86.940%
-20.00%	$772.80	77.280%
-30.00%	$676.20	67.620%
-40.00%	$579.60	57.960%
-50.00%	$483.00	48.300%
-60.00%	$386.40	38.640%
-70.00%	$289.80	28.980%
-80.00%	$193.20	19.320%
-90.00%	$96.60	9.660%
-100.00%	$0.00	0.000%

Example 1 —	The value of the Basket increases from the Initial Basket Value to the Final Basket Value by 5%.
Basket Return:	5%
Payment at Maturity:	$1,000 × (1 + 5%) × 96.60% = $966 × 105% = $1,014.30
In this example, the payment at maturity is $1,014.30 per $1,000 principal amount of Notes, for a return of 1.43%.

Example 2 —	The value of the Basket increases from the Initial Basket Value to the Final Basket Value by 1%.
Basket Return:	1%
Payment at Maturity:	$1,000 × (1 + 1%) × 96.60% = $966 × 101% = $975.66

In this example, the payment at maturity is $975.66 per $1,000 principal amount of Notes, representing a loss of 2.434% of your principal amount.

Although the value of the Basket increased from the Initial Basket Value to the Final Basket Value, because the Final Basket Value is less than approximately 103.52% of the Initial Basket Value, the payment at maturity is less than the principal amount.

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Example 3 —	The value of the Basket decreases from the Initial Basket Value to the Final Basket Value by 50% (i.e., the Final Basket Value is below the Initial Basket Value).
Basket Return:	-50%
Payment at Maturity:	$1,000 × (1 + -50%) × 96.60% = $966 × 50% = $483
In this example, the payment at maturity is $483 per $1,000 principal amount of Notes, representing a loss of 51.70% of your principal amount.

Investors in the Notes could lose some or all of their principal amount at maturity.

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Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May a Portion or All of the Principal Amount at Maturity — If the Final Basket Value is less than approximately 103.52% of the Initial Basket Value, investors in the Notes will lose some or all of their principal amount at maturity.

•	The Note Adjustment Factor Will Negatively Affect Your Return on the Notes — The Note Adjustment Factor effectively reduces your exposure to the Basket to $966 per $1,000 principal amount of Notes. Accordingly, the payment at maturity and the amount of any Variable Coupons will be negatively affected by the Note Adjustment Factor, and the return on the Notes will be less than the return on a direct investment in the Basket Underliers.

•	Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There may be no Variable Coupon payments on the Notes, and any Variable Coupons may be less than there would be on a conventional fixed-rate or floating-rate debt security issued by us having the same maturity. The amount of each Variable Coupon, if any, will depend upon the Basket Underlier Distribution Amount of each Basket Underlier during the relevant Coupon Calculation Period, subject to the Note Adjustment Factor. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	Changes in the Value of One Basket Underlier May Be Offset by Changes in the Value of the Other Basket Underliers — A change in the value of one Basket Underlier may not correlate with changes in the value of the other Basket Underliers. The value of one Basket Underlier may increase, while the values of the other Basket Underliers may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Underlier may be moderated, or wholly offset, by lesser increases or decreases in the value of the other Basket Underliers.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or any Basket Underlier or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of Notes—Change-in-Law Events” in the accompanying product supplement.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	The Initial Underlier Values of the Basket Underliers Will Not Be Known Until After the Trade Date — The Initial Underlier Values of the Basket Underliers will be determined over three Initial Averaging Dates, beginning on

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Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds the Trade Date. As a result, the Initial Underlier Values of one or more Basket Underliers may be substantially higher than its market price on the date that you make your investment decision to purchase the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Underliers on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Basket Underliers on the dates specified. You will not benefit from any more favorable values of the Basket Underliers determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. In particular, an interest in a Note could potentially be recharacterized as an ownership interest in the Basket Underliers. In addition, even if the Notes are not recharacterized in this way, the Notes are expected to be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a Note. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the Notes are expected to withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%, and it is possible that, in addition to withholding tax on the coupons, tax in respect of Section 871(m) of the Internal Revenue Code will be withheld. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Basket Underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, the licensing fee, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the licensing fee, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate

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rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the values of the Basket Underliers and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Basket Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Basket Underliers” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Basket Underliers

•	The Inclusion of the Basket Underliers in the Basket Does Not Guarantee a Positive Return on the Notes — The performance of the Basket Underliers may be less than the performance of the securities markets generally, and less than the performance of the economic sectors represented by the Basket Underliers, or other securities in which you may choose to invest. Although Raymond James may have expressed a positive view as to the Basket Underliers prior to the Trade Date, its views may have changed significantly prior to the Trade Date or may change significantly during the term of the Notes. In addition, any positive views of Raymond James’ research division is separate and apart from the offering of these Notes, and does not constitute investment advice. Our offering of the Notes does not constitute our recommendation or the recommendation of ours, Raymond James, or our respective affiliates to invest in the Notes or in the Basket Underliers.

•	You Will Not Have Any Rights to Any Basket Underlier or Its Component Securities — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any Basket Underlier or its component securities.

•	Each Basket Underlier and the Securities in Which That Basket Underlier Invests Are Different — The performance of a Basket Underlier will not exactly replicate the performance of the securities in which that Basket Underlier invests. Each Basket Underlier is subject to management risk, which is the risk that the investment

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strategy for that Basket Underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. Each Basket Underlier’s fund manager may be unable, due to general financial, economic and political conditions or due to other factors beyond their control, to achieve their respective investment objectives. In addition, the value of a Basket Underlier will also reflect transaction costs and fees (including, without limitation, investment advisory fees, audit fees and the fees of an independent board of directors) in addition to any such fees incurred in connection with individual portfolio investments or that are not associated with such individual portfolio investments that will reduce its performance relative to its Basket Underlier.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting a Basket Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of any affected Basket Underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

•	Adjustments to a Basket Underlier or to Its Underlying Index Could Adversely Affect Any Payments on the Notes — The investment adviser of a Basket Underlier may add, remove or substitute the component securities held by that Basket Underlier or make changes to its investment strategy, and the sponsor of an Underlying Index may add, delete, substitute or adjust the securities composing that Underlying Index, may make other methodological changes to that Underlying Index that could affect its performance or may discontinue or suspend calculation and publication of that Underlying Index. Any of these actions could adversely affect the value of a Basket Underlier and, consequently, the value of the Notes.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain events with respect to a Basket Underlier that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of that Basket Underlier. However, the Calculation Agent might not make adjustments in response to all such events that could affect a Basket Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — If a Basket Underlier is delisted or terminated, the Calculation Agent may select a successor Fund. In addition, upon the occurrence of certain reorganization or other events affecting a Basket Underlier, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of that Basket Underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of that Basket Underlier, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the affected Basket Underlier and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” and “General Terms of the Notes—Reference Stocks and Funds—Discontinuation of, or Adjustments to, a Fund” in the accompanying product supplement.

Risks Relating to Closed-End Funds

•	The Basket Underliers May Trade at Fluctuating Discounts from (or Premiums to) Their Net Asset Values, Which May Adversely Affect Your Return on the Notes — Shares of closed-end funds often trade in the open

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Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds market at discounts from their net asset values (“NAV”), but in some cases trade at a premium to their NAVs. The levels of these discounts or premiums may fluctuate significantly over time in response to supply and demand, which are influenced by various factors. The prices of the Basket Underliers, and thus the return on the Notes, will be adversely affected if the Basket Underliers experience decreases in premiums or increases in discounts, which is a separate risk from the risk of a decline in the value of the Notes due to decreases in the NAVs of the Basket Underliers.

•	Closed-End Funds Do Not Guarantee Distributions — Closed-end funds do not guarantee the payment of distributions, and distributions may vary over time. If a Basket Underlier reduces or eliminates the level of its regular dividends or other distributions, this may cause the market price of its shares, and therefore the value of the Notes, to fall.

•	Closed-End Funds Are Subject to Risks Associates with Their Holdings and Strategies — Closed-end funds may invest in various asset classes to achieve their investment objectives and may employ various strategies in connection with their investments. The following risk factors outline key risks associated with some of the potential holdings and strategies of one or more of the Basket Underliers. These risks do not reflect all of the risks that these Basket Underliers may face at any point in time relating to their holdings or the strategies they pursue.

•	There Are Risks Associated With Corporate Loans –– Some of the Basket Underliers may invest in corporate loans, and therefore the Notes may be subject to risks associated with corporate loans. Corporate loans in which the Basket Underliers may invest may not be rated by a nationally recognized statistical rating organization (“NRSRO”) at the time of investment, generally will not be registered with the SEC and generally will not be listed on a securities exchange. The amount of public information available with respect to these corporate loans generally will be less extensive than that available for more widely rated, registered and exchange-listed securities. In addition, because the interest rates of corporate loans reset frequently, if market interest rates fall, the loans’ interest rates will be reset to lower levels, potentially reducing the income earned by a Basket Underlier. No active trading market currently exists for many corporate loans in which a Basket Underlier may invest and, thus, they are relatively illiquid. As a result, corporate loans generally are more difficult to value than more liquid securities for which a trading market exists.

Basket Underliers may also purchase a participation interest in a corporate loan and by doing so acquire some or all of the interest of a bank or other lending institution in a loan to a corporate borrower. A participation interest typically will result in that Basket Underlier having a contractual relationship only with the lender, not the borrower. In this instance, the relevant Basket Underlier will have the right to receive payments of principal, interest and any fees to which it is entitled only from the lender selling the participation and only upon receipt by the lender of the payments from the borrower. If a Basket Underlier acquires only a participation in the loan made by a third party, that Basket Underlier may not be able to control the exercise of any remedies that the lender would have under the terms of the corporate loan. Such third-party participation arrangements are designed to give corporate loan investors preferential treatment over high-yield investors in the event of a deterioration in the credit quality of the applicable issuer. Even when these arrangements exist, however, there can be no assurance that the principal and interest owed on a corporate loan will be repaid in full.

•	There Are Risks Associated With Investing In Small-Cap Companies –– One or more Basket Underliers may hold significant holdings in small-capitalization (or micro-cap) companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, a Basket Underlier may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer

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Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

•	There Are Risks Associated With Leverage Strategies –– Subject to limitations set forth in the Investment Company Act of 1940, the Basket Underliers may employ leverage. Leverage magnifies both the potential for gain and the risk of loss. Leverage may result from ordinary borrowings or may be inherent in the structure of certain investments made by a Basket Underlier, such as derivatives. If the prices of those investments decrease, or if the cost of borrowing exceeds any increase in such prices, the NAV of the relevant Basket Underlier will decrease faster than if it had not used leverage. To repay borrowings, a Basket Underlier may have to sell investments at a time and at a price that is unfavorable. An investment in securities of closed-end funds that use leverage may expose that Basket Underlier, and therefore expose the Notes, to higher volatility in the market value of such securities and the possibility that the Notes’ long-term returns on such securities will be diminished.

•	There Are Risks Associated With Derivatives –– Certain Basket Underliers may invest in, or enter into, derivative transactions, such as forward contracts, options, futures contracts, options on futures contracts and swap agreements. A derivative instrument often has risks similar to its underlying instrument and may have additional risks, including imperfect correlation between the value of the derivative and the underlying instrument, risks of default by the counterparty to certain derivative transactions, magnification of losses incurred due to changes in the market value of the securities, instruments, indices or interest rates to which the derivative relates, and risks that the derivative instruments may not be liquid. Derivatives can be volatile, and may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in derivatives could have a large potential impact on a Basket Underlier’s performance. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives. Successful use of derivatives is subject to the ability of the closed-end fund’s manager to predict correctly movements in the direction of the relevant market and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the derivatives.

•	There Are Risks Associated With Investing in Fixed Income Securities –– The Basket Underliers may invest in fixed income securities. Investing in the Notes, which are linked to Basket Underliers that may invest in fixed income securities, differs significantly from investing directly in the bonds themselves and holding them until maturity since the values of the Basket Underliers fluctuate, at times significantly, during each trading day based upon the current market prices of the underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds. In general, fixed income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed income securities, including those underlying the Basket Underliers, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. To the extent that the Basket Underliers invest in fixed income securities with a longer term remaining to maturity, the risk of price volatility in the underlying securities and, consequently, the volatility in the prices of the Basket Underliers, will be increased. As a result, rising interest rates may cause the value of the bonds underlying the Basket Underliers and the Basket Underliers to decline, and therefore may adversely affect the value of the Notes.

During periods of declining interest rates, the issuer of a security may exercise its option to prepay principal earlier than scheduled, forcing a Basket Underlier to reinvest in lower-yielding securities. This is known as call or prepayment risk. Preferred and debt securities frequently have call features that allow the issuer to repurchase the security prior to its stated maturity. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. During periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security’s duration and reduce the value of the security. Any of these events may adversely affect the value of any given Basket Underlier, and the value of your Notes.

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•	There Are Risks Associated With Investing in High-Yield Securities –– The Basket Underliers may invest in high-yield securities. Securities of below investment-grade quality are regarded as having predominately speculative characteristics with respect to capacity to pay interest and repay principal, and are commonly referred to as junk bonds. Issuers of high-yield securities may be highly leveraged and may not have available to them more traditional methods of financing. The prices of these lower-grade securities are typically more sensitive to negative developments, such as a decline in the issuer’s revenues or a general economic downturn, than are the prices of higher-grade securities. The secondary market for high-yield securities may not be as liquid as the secondary market for more highly-rated securities, a factor which may have an adverse effect on a Basket Underlier’s ability to dispose of a particular security. There are fewer dealers in the market for high-yield securities than for investment-grade obligations. The prices quoted by different dealers may vary significantly and the spread between the bid and ask price is generally much larger than for higher quality instruments. Under adverse market or economic conditions, the secondary market for high-yield securities could contract further, independent of any specific adverse changes in the condition of a particular issuer, and these instruments may become illiquid. As a result, a Basket Underlier could find it more difficult to sell these securities or may be able to sell the securities only at prices lower than the prices used in calculating a Basket Underlier’s NAV.

•	The Basket Underliers Are Subject to Credit Risk –– A Basket Underlier may be adversely affected if the issuer of a debt obligation, or the counterparty to a derivatives contract, repurchase agreement, loan of portfolio securities or other obligation held in its portfolio, is, or is perceived to be, unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations. The downgrade of a portfolio security may also decrease such fund’s value. Such events may adversely affect the value of any given Basket Underlier, and the value of your Notes.

•	There Are Risks Associated With Preferred Stock –– Some of the Basket Underliers may invest in preferred stock. Generally, preferred stockholders have no voting rights with respect to the issuing company unless certain events occur. In addition, preferred stock is subordinated to bonds and other debt instruments in a company’s capital structure and therefore will be subject to greater credit risk than those debt instruments. In addition, because some preferred stock may pay dividends at a fixed rate, the market price can be sensitive to changes in interest rates in a manner similar to bonds—that is, as interest rates rise, the value of the preferred stock is likely to decline. To the extent that any Basket Underlier invests its assets in fixed rate preferred stock, rising interest rates may cause the value of such Basket Underlier’s investments, and therefore, the value of the Notes, to decline significantly.

•	The Basket Underliers Are Subject to Inflation Risk –– Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Basket Underliers and distributions, if any, made by the Basket Underliers can decline, which may adversely affect the value of your Notes.

•	Some Basket Underliers Are Subject to Currency Exchange Rate Risk –– The Notes are linked to Basket Underliers that may invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The value of the Basket Underlier will be exposed to the currency exchange rate risk with respect to each of those non-U.S. currencies relative to the U.S. dollar. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the value of the relevant Basket Underlier and the value of the Notes will be adversely affected.

•	There Are Risks Relating to Non-U.S. Securities Markets –– Some of the Basket Underliers may invest in securities issued by foreign issuers. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting

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requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

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INFORMATION REGARDING THE BASKET UNDERLIERS

Each Basket Underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Basket Underlier can be located on a website maintained by the SEC at http://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Basket Underlier	Exchange Ticker	Exchange	SEC File Number
AVK Fund	AVK	New York Stock Exchange	811-21309
BDJ Fund	BDJ	New York Stock Exchange	811-21784
BIT Fund	BIT	New York Stock Exchange	811-22774
BST Fund	BST	New York Stock Exchange	811-22991
CII Fund	CII	New York Stock Exchange	811-21506
CSQ Fund	CSQ	Nasdaq Global Select Market	811-21484
GDV Fund	GDV	New York Stock Exchange	811-21423
HTD Fund	HTD	New York Stock Exchange	811-21416
ISD Fund	ISD	New York Stock Exchange	811-22632
NIE Fund	NIE	New York Stock Exchange	811-21989
RNP Fund	RNP	New York Stock Exchange	811-21326
SOR Fund	SOR	New York Stock Exchange	811-01731
STEW Fund	STEW	New York Stock Exchange	811-02328
STK Fund	STK	New York Stock Exchange	811-22328
THQ Fund	THQ	New York Stock Exchange	811-22955

According to publicly available information:

•	The AVK Fund is a diversified, closed-end management investment company. The fund’s objective is to provide total return, through a combination of capital appreciation and current income. The fund will invest at least 80% of its assets in a diversified portfolio of convertible and non-convertible securities.

•	The BDJ Fund is a diversified closed-end management investment company. The fund’s primary objective is current income and current gains, and the fund has a secondary objective of long-term capital appreciation. The fund will invest at least 80% of its total assets in common stocks of issuers that pay dividends.

•	The BIT Fund is a closed-end fund. The fund’s primary investment objective is to seek high current income, with a secondary objective of capital appreciation. The fund will invest in loan and debt instruments and other investments with similar economic characteristics.

•	The BST Fund is a non-diversified, closed-end management investment company. The trust aims to provide income and total return through a combination of current income, current gains and long-term capital appreciation. The trust invests in equity securities issued by U.S. and non-U.S. science and technology companies in any market capitalization range.

•	The CII Fund is a newly organized diversified, closed-end fund. The fund’s investment objective is to provide total return. The fund seeks to achieve its investment objective by investing in a portfolio of equity securities and debt securities of U.S. and foreign issuers.

•	The CSQ Fund is a diversified, closed-end management investment company. The fund’s objective is to provide total return through a combination of capital appreciation and current income. The fund invests in common and preferred stocks, convertible securities and income producing debt securities.

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•	The GDV Fund is a non-diversified, closed-end management investment company. The fund’s investment objective is to seek a high level of total return with an emphasis on dividends and income. The fund invests at least 80% of its assets in dividend paying or other equity producing securities.

•	The HTD Fund is a recently organized closed-end equity mutual fund that invests in the public equity markets of the United States. The fund’s investment object is to provide a high level of after-tax total return from dividend income and capital appreciation. The fund will invest in dividend-paying common and preferred securities of companies operating across diversified sectors, with an emphasis on the utilities and financial services sector.

•	The ISD Fund is a newly organized, diversified, closed-end management investment company. The fund’s investment objective is to provide a high level of current income by investing in high-yield bonds. Capital growth is a secondary goal.

•	The NIE Fund is a diversified, closed-end investment company that seeks total return comprised of capital appreciation, current income and gains. The fund will invest in a diversified portfolio of at least 80% of its net assets in a combination of equity securities and income-producing convertible securities.

•	The RNP Fund is a non-diversified, closed-end management investment company. The fund’s primary objective is high current income and its secondary investment objective is capital appreciation. The fund will invest its total assets in common stocks issued by real estate companies, preferred securities and in other debt securities.

•	The SOR Fund is a diversified, closed-end management investment company. The fund seeks maximum total return from both capital appreciation and investment income by investing in equity and equity-related investments.

•	The STEW Fund is a closed-end, non-diversified management investment company. The fund’s objective is to provide total return. The fund seeks to produce both long-term capital appreciation through investments in common stocks and income from both dividend paying common stocks and fixed-income securities.

•	The STK Fund is a closed-end fund. The fund’s objective is long-term capital appreciation and current income. The fund invests in technology and technology-related companies.

•	The THQ Fund is a newly organized non-diversified, closed-end fund. The fund seeks current income and long-term capital appreciation. The fund expects to invest at least 80% of its managed assets in U.S. and non-U.S. companies engaged in the healthcare industry, including equity securities, debt securities and pooled investment vehicles.

Historical Information

The following graphs set forth historical closing values of the Basket Underliers for the period from January 1, 2014 (or from the initial listing date, if later) to May 30, 2024. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Basket Underliers will result in the return of all of your initial investment.

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Advent Convertible and Income Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

BlackRock Enhanced Equity Dividend Trust

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds

BlackRock Multi-Sector Income Trust

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

BlackRock Science & Technology Trust

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds

BlackRock Enhanced Capital & Income Fund, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Calamos Strategic Total Return Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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The Gabelli Dividend & Income Trust

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

John Hancock Tax-Advantaged Dividend Income Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PGIM High Yield Bond Fund, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Virtus Equity & Convertible Income Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds

Cohen & Steers REIT and Preferred and Income Fund, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Source Capital, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds

SRH Total Return Fund, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Columbia Seligman Premium Technology Growth Fund, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds

Tekla Healthcare Opportunities Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

License Agreement

We have entered into a license agreement with Raymond James, under which we have obtained the right to use certain trademarks of Raymond James in connection with our issuance of the Notes. Under the license agreement, we have agreed to pay Raymond James a fee of up to 0.70% of the principal amount of the Notes. The license agreement requires this section to state the following:

Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the ability of the Basket to track general or industry-specific stock market performance. Raymond James and its third-party licensors have no obligation to take the needs of Royal Bank of Canada or the owners of the Notes into consideration in determining or composing the Basket. RBCCM is Calculation Agent for the Notes and will have discretion in making various determinations and calculations that affect the Notes, and Raymond James is not responsible for any such determinations or calculations. Raymond James has no obligation or liability in connection with the administration of the Notes.

Raymond James has licensed certain of its trademarks to us. The mark “RAYMOND JAMES” is a trademark of Raymond James & Associates, Inc. and/or its affiliates, and has been licensed for our use.

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UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Basket Underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

Even if the treatment of the Notes as prepaid financial contracts is respected, purchasing a Note is likely to be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Note, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the Notes.

In addition, an interest in a Note could potentially be recharacterized as an ownership interest in the Underliers. In that case, among other consequences, you would be subject to tax over the term of the Note on your allocable share of taxable distributions made by the Underliers, which in any year you hold the Note could be different from the amount of coupons you actually receive in that year. Accordingly, this alternative treatment could result in adverse tax consequences to you. You should consult your tax adviser regarding the possible consequences to you if your interest in the Notes were so recharacterized.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the Notes, we would expect generally to treat the coupons as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an

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applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on our determination that the Notes are delta-one instruments, the Notes will be subject to withholding under Section 871(m). It is possible that a withholding agent will withhold under Section 871(m) with respect to the Notes in addition to any withholding tax imposed on coupons (as described above), in which case the application of Section 871(m) to the Notes could significantly increase your tax liability in respect of the Notes. In addition, the timing of withholding under Section 871(m) may not align with the coupon payment dates, for example when a distribution payable with respect to an Underlier in one taxable year is included in a coupon payment in a subsequent year. You should consult your tax adviser regarding the possibility of additional withholding tax and the timing of withholding under Section 871(m).

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par. We or one of our affiliates may pay the underwriting discount and may pay Raymond James a licensing fee, in each case as set forth on the cover page of this pricing supplement. We, either ourselves or through RBCCM, as agent, have entered into an arrangement with Raymond James under which Raymond James will act as an agent in connection with the distribution of the Notes. Such distribution may occur on or subsequent to the Issue Date.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

P-27	RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount, the licensing fee and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

P-28	RBC Capital Markets, LLC